Exhibit 99.3

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes.

Risks Related to Vicarious’s Financial Condition and Capital Requirements

Vicarious has a limited operating history on which to assess the prospects for its business, has not generated any revenue from sales of its products, the Vicarious System, and has incurred losses since inception. Vicarious anticipates that it will continue to incur significant losses for at least the next several years as it commercializes the Vicarious System for ventral hernia repair and seeks to develop and commercialize new uses.

Since inception, Vicarious has devoted substantially all of its financial resources to developing its surgical robots and virtual reality system, the Vicarious System. Vicarious has financed its operations primarily through the issuance of equity securities. Vicarious has not generated revenue from the sale of the Vicarious System to date and has incurred significant losses. The amount of Vicarious’s future net losses will depend, in part, on future sales and on-going development of the Vicarious System, the rate of its future expenditures and its ability to obtain funding through the issuance of New Vicarious securities, strategic collaborations or grants. Vicarious expects to continue to incur significant losses for at least the next several years as it commercializes the Vicarious System for ventral hernia repair and seeks to develop and commercialize new surgical applications for the Vicarious System, such as gynecological, urological or other general surgical applications. Vicarious anticipates that its expenses will increase substantially if and as Vicarious:

●	continues to build its sales, marketing and distribution infrastructure to commercialize its the Vicarious System for ventral hernia repair;

●	continues to develop the Vicarious System;

●	seeks to identify, assess, acquire, license and/or develop other product candidates or components thereof and subsequent generations of its current product candidates;

●	seeks to maintain, protect and expand its intellectual property portfolio;

●	seeks to attract and retain skilled personnel; and

●	supports its operations as a public company.

Vicarious’s ability to generate future revenue from the Vicarious System sales depends heavily on its success in many areas, including but not limited to:

●	launching and commercializing current and future uses for the Vicarious System, either directly or in conjunction with one or more collaborators or distributors;

●	obtaining and maintaining regulatory approval with respect to each application for the Vicarious System and maintaining regulatory compliance throughout relevant jurisdictions;

●	maintaining clinical and economical value for end-users and customers in changing environments;

●	addressing any competing technological and market developments;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which Vicarious may enter;

●	establishing and maintaining distribution relationships with third-parties that can provide adequate (in amount and quality) infrastructure to support market demand for the Vicarious System; and

●	maintaining, protecting and expanding Vicarious’s portfolio of intellectual property rights, including patents, trade secrets and know-how.

Vicarious has incurred significant losses since inception. As such, you cannot rely upon Vicarious’s historical operating performance to make an investment or voting decision regarding Vicarious.

Since Vicarious’s inception, Vicarious has engaged in research and development activities. Vicarious has financed its operations primarily through the issuance of equity securities, and has incurred net losses of net losses of $12.1 million and $9.5 million in the years ended December 31, 2020 and 2019, respectively. Vicarious’s accumulated deficit as of December 31, 2020 was $29.4 million. Vicarious does not know whether or when it will become profitable. Vicarious’s ability to generate revenue and achieve profitability depends upon its ability to accelerate the commercialization of the Vicarious System in line with the demand from new partnerships and its aggressive business strategy. Vicarious may be unable to achieve any or all of these goals.

Vicarious will need to raise additional funding to develop and commercialize the Vicarious System and to expand its research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Vicarious to delay, limit or terminate its product commercialization or development efforts or other operations.

Vicarious’s operations have consumed substantial amounts of cash since inception. Vicarious expects to expend substantial additional amounts to commercialize the Vicarious System for ventral hernia repair and to develop new surgical applications for the Vicarious System, such as gynecological, urological or other general surgical applications. Vicarious expects to use the funds received in connection with the Business Combination to scale its operations, develop and commercialize the Vicarious System for ventral hernia repair, develop new surgical applications for the Vicarious System, such as gynecological, urological or other general surgical applications, expand internationally, and for working capital and general corporate purposes. Vicarious will require additional capital to develop and commercialize the Vicarious System for abdominal surgeries and to develop the Vicarious System for new surgical applications, such as gynecological, urological or other general surgical applications. In addition, Vicarious’s operating plans may change as a result of many factors that may currently be unknown to Vicarious, and Vicarious may need to seek additional funds sooner than planned.

Vicarious cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Vicarious, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of New Vicarious stockholders and the issuance of additional securities, whether equity or debt, by New Vicarious, or the possibility of such issuance, may cause the market price of New Vicarious common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and New Vicarious may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact Vicarious’s ability to conduct its business. Vicarious could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and Vicarious may be required to relinquish rights to some of its technologies or otherwise agree to terms that are unfavorable to Vicarious, any of which may have a material adverse effect on Vicarious’s business, operating results and prospects. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of New Vicarious’s equity securities, and may affect the rights of then-existing holders of New Vicarious equity securities. Even if Vicarious believes that it has sufficient funds for its current or future operating plans, Vicarious may seek additional capital if market conditions are favorable or if Vicarious has specific strategic considerations.

Risks Related to Vicarious’s Business and Operations

Vicarious is a development stage company with a limited history of operations and no approved products, and it cannot assure you that it will ever have a commercialized product.

Vicarious is a development stage medical device company with a limited operating history, and it currently does not have any products cleared or approved for commercialization or any source of revenue. It has been engaged in research and product development since its inception in 2014 and has invested all of its time and resources in developing its technology, which Vicarious intends to commercialize initially in the form of the Vicarious System for ventral hernia repair. The future success of Vicarious’s business will depend on its ability to obtain regulatory clearance or approval to market its Vicarious System, create sales, successfully introduce new surgical applications for the Vicarious System, establish its sales force and distribution network, and control costs, all of which it may be unable to do. Vicarious has a limited history of operations upon which you can evaluate its business and its operating expenses are increasing. Vicarious’s lack of a significant operating history also limits your ability to make a comparative evaluation of Vicarious, the Vicarious System and its prospects.

If Vicarious does not successfully manage the development and launch of the Vicarious System, Vicarious will not meet the long term forecasts it presented to D8 Holdings and its business, operating and financial results and condition could be adversely affected.

Vicarious aims to launch the Vicarious System initially for use in ventral hernia repair, but to later expand to other abdominal surgical applications, including gynecological, urological and general surgery uses. Vicarious faces risks associated with developing and launching the Vicarious System for the indication specific use and other surgical applications. If Vicarious encounters development or manufacturing challenges or discovers errors during its development cycle, the launch dates of the initial and new surgical applications may be delayed, which will cause delays in Vicarious’s ability to achieve its forecasted results. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of the Vicarious System could adversely affect its business or financial condition.

The market for the Vicarious System and the use of robotic surgical technology is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Vicarious’s product candidates.

The market for the Vicarious System and the use of robotic surgical technology is new and rapidly evolving, and it is uncertain whether Vicarious will achieve and sustain high levels of demand and market adoption. Vicarious’s future financial performance will depend in part on growth in this market and on its ability to adapt to the changing demands of customers. It is difficult to predict the future growth rate and size of Vicarious’s target market. As a result, the addressable market projections provided to D8 Holdings for purposes of considering the Business Combination may not be achieved. Negative publicity concerning the Vicarious System could limit market acceptance of the Vicarious System. If Vicarious’s customers do not perceive the benefits of the Vicarious System, or if the Vicarious System does not attract new customers, then its market may not develop at all, or it may develop more slowly than Vicarious expects. Vicarious’s success will depend to a substantial extent on the willingness of healthcare organizations to increase their use of Vicarious’s technology and Vicarious’s ability to demonstrate the value of its technology relative to competing products to existing and potential customers. If healthcare organizations do not recognize or acknowledge the benefits of the Vicarious System or if Vicarious is unable to reduce healthcare costs or drive positive health outcomes, then the market for Vicarious’s solutions might not develop at all, or it might develop more slowly than Vicarious expects.

Because Vicarious’s markets are highly competitive, customers may choose to purchase its competitors’ products or services or may not accept the Vicarious System for ventral hernia repair, which would result in a reduced ability to generate future revenue.

Robotic-assisted surgery using the Vicarious System is a technology that competes with established and emerging treatment options in both disease management and reconstructive medical procedures. These competitive treatment options include conventional open surgery and minimally invasive approaches. Some of these procedures are widely accepted in the medical community and, in many cases, have a long history of use. Studies could be published that show that other treatment options are more beneficial and/or cost-effective than robotic-assisted surgery. Vicarious cannot be certain that physicians will use its products to replace or supplement established treatments or that its products will be competitive with current or future technologies.

Additionally, Vicarious faces or expects to face competition from companies that develop or have developed robotic-assisted surgical systems and products. Companies have introduced products in the field of robotic surgery or have made explicit statements about their efforts to enter the field including, but not limited to, the following companies: Intuitive Surgical, Inc.; Johnson & Johnson (including their wholly-owned subsidiaries Ethicon Endo-Surgery, Inc., Auris Health, Inc. and Verb Surgical Inc.); Medtronic plc (including their wholly-owned subsidiary Covidien LP); Virtual Incision Corporation; Titan Medical Inc.; Philips; CMR Surgical Ltd.; Stryker Corporation; and Globus Medical Inc. Other companies with substantial experience in industrial robotics could potentially expand into the field of surgical robotics and become competitors. Vicarious’s ability to generate future revenue may be reduced due to pricing pressure if Vicarious’s competitors develop and market products that are more effective or less expensive than its products. If Vicarious is unable to compete successfully, its ability to generate future revenue will suffer, which could have a material adverse effect on its business, financial condition, result of operations, or cash flows.

Vicarious’s success depends upon market acceptance of the Vicarious System for ventral hernia repair, its ability to develop and commercialize the Vicarious System for ventral hernia repair and additional surgical applications and generate revenues, and its ability to identify new markets for its technology.

Vicarious has developed, and is engaged in the development of the Vicarious System for ventral hernia repair. Achieving physician, patient, and third-party payor acceptance of robotic-assisted surgery as a preferred method of performing surgery is crucial to our success. Vicarious’s success will depend on the acceptance of the Vicarious System in the United States and international healthcare markets. Vicarious is faced with the risk that the marketplace will not be receptive to the Vicarious System over competing products, including traditional and existing robotic-assisted surgical procedures used in hospitals, and that Vicarious will be unable to compete effectively. Factors that could affect Vicarious’s ability to successfully commercialize the Vicarious System for ventral hernia repair and to commercialize any potential future product candidates include:

●	challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and

●	dependence upon physicians’ and other healthcare practitioners’ acceptance of the Vicarious System.

Even if Vicarious can prove the effectiveness of its products through clinical trials, surgeons may elect not to use its products. In addition, surgeons may be slow to adopt Vicarious’s products because of the perceived liability risks arising from the use of new products and the uncertainty of reimbursement from third-party payors, particularly in light of ongoing healthcare reform initiatives and the evolving U.S. healthcare environment.

Vicarious expects that there will be a learning process involved for surgical teams to become proficient in the use of its products. Broad use of Vicarious products will require training of surgical teams. Market acceptance could be delayed by the time required to complete this training. Vicarious may not be able to rapidly train surgical teams in numbers sufficient to generate adequate demand for its products. Vicarious cannot assure investors that the Vicarious System or any future product candidates will gain broad market acceptance. If the market for the Vicarious System or any future product candidates fail to develop or develops more slowly than expected, or if any of the services and standards supported by Vicarious do not achieve or sustain market acceptance, its business and operating results would be materially and adversely affected.

Surgeons, hospitals and distributors may have existing relationships with other medical device companies that make it difficult for Vicarious to establish new relationships with them, and as a result, Vicarious may not be able to sell and market the Vicarious System effectively.

Vicarious believe that to sell and market the Vicarious System effectively, it must establish relationships with key surgeons and hospitals in the field of abdominal surgery. Many of these key surgeons and hospitals already have long-standing relationships with large, well-known companies that dominate the medical device industry through collaborative research programs and other relationships. Because of these existing relationships, some of which may be contractually enforced, surgeons and hospitals may be reluctant to adopt the Vicarious System, particularly if it competes with or has the potential to compete with product candidates supported through their own collaborative research program or by these existing relationships. Even if these surgeons and hospitals purchase the Vicarious System, they may be unwilling to enter into collaborative relationships with Vicarious to promote joint marketing programs or to provide Vicarious with clinical and financial data.

Any failure in Vicarious’s efforts to train surgeons or hospital staff could result in lower than expected product sales and potential liabilities.

A critical component of Vicarious’s sales and marketing efforts is the training of a sufficient number of surgeons and hospital staff to properly use the Vicarious System. Vicarious relies on surgeons and hospital staff to devote adequate time to learn to use Vicarious’s product candidates. Convincing surgeons and hospital staff to dedicate the time and energy necessary for adequate training in the use of the Vicarious System is challenging, and Vicarious cannot assure you it will be successful in these efforts. If surgeons or hospital staff are not properly trained, they may misuse or ineffectively use the Vicarious System. If nurses or other members of the hospital staff are not adequately trained to assist in using the Vicarious System, surgeons may be unable to use the Vicarious System. Insufficient training may result in unsatisfactory patient outcomes, patient injury and related liability or negative publicity, which could have an adverse effect on Vicarious’s product sales or create substantial potential liabilities.

Medical device development is costly and involves continual technological change, which may render the Vicarious System obsolete.

The market for point-of-care medical devices is characterized by rapid technological change, medical advances and evolving industry standards. Any one of these factors could reduce the demand for the Vicarious System or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence.

Vicarious’s success will depend on its ability to enhance its current technology, services and systems and develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on Vicarious’s business, financial condition and results of operations.

Vicarious might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in the Vicarious System becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect Vicarious’s business and results of operations.

Vicarious may encounter significant competition across its existing and future planned product candidates and in each market in which Vicarious sells or plans to sell the Vicarious System from various companies, many of which have greater financial and marketing resources than Vicarious. Vicarious’s primary competitors include Intuitive Surgical, Johnson and Johnson, and Medtronic are the top manufacturers of robotic surgical devices.

In addition, Vicarious’s competitors, which are well-established manufacturers with significant resources, may engage in aggressive marketing tactics. Competitors may also possess the ability to commercialize additional lines of products, bundle products or offer higher discounts and incentives to customers in order to gain a competitive advantage. If the prices of competing products are lowered as a result, Vicarious may not be able to compete effectively.

Vicarious is highly dependent upon the continued contributions of its Co-Founder and Chief Executive Officer, Adam Sachs, its Co-Founder and Chief Technology Officer, Sammy Khalifa and its Executive Chairman, David Styka. The loss of their services could harm Vicarious’s business, and if Vicarious is unable to attract, recruit, train, retain, motivate and integrate key personnel, Vicarious may not achieve its goals.

Vicarious’s future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel, including Vicarious’s Co-Founder and Chief Executive Officer, Adam Sachs, its Co-Founder and Chief Technology Officer, Sammy Khalifa, its Executive Chairman, David Styka, as well as its recently expanded management team and its research and development, manufacturing, sales and marketing personnel. New Vicarious’s future business and results of operations depend in significant part upon the continued contributions of Messrs. Sachs, Khalifa and Styka. If Vicarious were to lose their services or if they fail to perform in their current positions, or if Vicarious is not able to attract and retain skilled employees in addition to Messrs. Sachs, Khalifa and Styka, this could adversely affect the development and implementation of Vicarious’s business plan and harm its business. Competition for qualified personnel is intense. Vicarious believes that its management team must be able to act decisively to apply and adapt its business model in the rapidly changing markets in which it will compete.

In addition, Vicarious relies upon technical and scientific employees or third-party contractors to effectively establish, manage and grow its business. Consequently, Vicarious believes that its future viability will depend largely on its ability to attract and retain highly skilled robotics engineers, artificial intelligence engineers, software engineers, hardware engineers and optical engineers, as well as other managerial, sales, scientific and technical personnel. In order to effectively recruit these personnel, Vicarious may need to pay higher compensation or fees to its employees or consultants than it currently expects, and such higher compensation payments may have a negative effect on its operating results. Competition for experienced, high-quality personnel is intense, and Vicarious cannot assure investors that it will be able to recruit and retain such personnel. Vicarious’s growth depends, in particular, on attracting and retaining highly-trained sales personnel with the necessary technical background and ability to understand the Vicarious System at a technical level to effectively identify and sell to potential new customers and develop new uses for the Vicarious System. Because of the technical nature of the Vicarious System and the dynamic market in which Vicarious competes, any failure to attract, recruit, train, retain, motivate and integrate qualified personnel could materially delay development of Vicarious’s business and harm its operating results and growth prospects.

Vicarious will need to expand its organization, and it may experience difficulties in recruiting needed additional employees and consultants, which could disrupt its operations.

As Vicarious’s development and commercialization plans and strategies develop, Vicarious will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, Vicarious may be unable to attract and retain the qualified personnel necessary for the development of its business or to recruit suitable replacement personnel.

Vicarious’s management may need to divert a disproportionate amount of its attention away from Vicarious’s day-to-day activities and devote a substantial amount of time to managing these growth activities. Vicarious may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Vicarious’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional surgical applications for the Vicarious System. If Vicarious’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and it may not be able to implement its business strategy. Vicarious’s future financial performance and its ability to commercialize the Vicarious System and compete effectively will depend, in part, on its ability to effectively manage any future growth.

Vicarious has no experience in marketing and selling the Vicarious System and if Vicarious is unable to successfully commercialize the Vicarious System, Vicarious’s business and operating results will be adversely affected.

Vicarious has no experience marketing and selling the Vicarious System. Vicarious currently intends to sell the Vicarious System to healthcare practitioners. Future sales of the Vicarious System will depend in large part on its ability to effectively market and sell the Vicarious System, successfully manage and expand its sales force, and increase the scope of its marketing efforts. Vicarious may also enter into additional distribution arrangements in the future. Because Vicarious has limited experience in marketing and selling the Vicarious System, Vicarious’s ability to forecast demand, the infrastructure required to support such demand and the sales cycle to customers is unproven. If Vicarious does not build an efficient and effective marketing and sales force, Vicarious’s business and operating results will be adversely affected.

Vicarious expects to generate an increasing portion of its revenue internationally in the future and may become subject to various additional risks relating to its international activities, which could adversely affect its business, operating results and financial condition.

Vicarious believes that a substantial percentage of its future revenue will come from international sources as Vicarious expands its sales and marketing opportunities internationally. Vicarious has limited experience operating internationally and engaging in international business involves a number of difficulties and risks, including:

●	the challenges associated with building local brand awareness, obtaining local key opinion leader support and clinical support, implementing reimbursement strategies and building local marketing and sales teams;

●	required compliance with foreign regulatory requirements and laws, including regulations and laws relating to patient data and medical devices;

●	trade relations among the United States and those foreign countries in which Vicarious’s future customers, distributors, manufacturers and suppliers have operations, including protectionist measures such as tariffs and import or export licensing requirements, whether imposed by the United States or such foreign countries, in particular the strained trade relations between United States and China since 2018;

●	difficulties and costs of staffing and managing foreign operations;

●	difficulties protecting, procuring or enforcing intellectual property rights internationally;

●	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, data privacy requirements, labor laws and anti-competition regulations;

●	laws and business practices that may favor local companies;

●	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

●	political and economic instability; and

●	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers.

Vicarious dedicates significant resources to its international operations and is unable to manage these risks effectively, Vicarious’s business, operating results and financial condition may be adversely affected.]

If Vicarious experiences decreasing prices for its product candidates and is unable to reduce its expenses, including the per unit cost of producing its product candidates, there may be a material adverse effect on Vicarious’s business, results of operations, financial condition and cash flows.

Vicarious may experience decreasing prices for the Vicarious System upon regulatory approval due to pricing pressure from managed care organizations and other third-party payors and suppliers, increased market power of its payors as the medical device industry consolidates, and increased competition among suppliers, including manufacturing services providers. If the prices for the Vicarious System decrease and Vicarious is unable to reduce its expenses, including the cost of sourcing materials, logistics and the cost to manufacture the Vicarious System, Vicarious’s business, results of operations, financial condition and cash flows may be adversely affected. To the extent that Vicarious engages in enterprise sales, it may be subject to procurement discounts, which could have a negative impact on the prices of its product candidates.

Vicarious may experience manufacturing problems or delays that could limit the growth of Vicarious’s revenue or increase its losses.

Vicarious may encounter unforeseen situations that would result in delays or shortfalls in its production as well as delays or shortfalls caused by its outsourced manufacturing suppliers and by other third-party suppliers who manufacture components for the Vicarious System. The FDA has comprehensive and prescriptive guidelines for medical device component manufacturers, requiring these manufacturers to establish and maintain processes and procedures to adequately control environmental conditions that could adversely affect product quality and impact patient safety. Clean room standards are an example of these requirements. Failure of component manufacturers or other third-party suppliers to comply with applicable standards could delay the production of the Vicarious System. If Vicarious is unable to keep up with demand for the Vicarious System, Vicarious’s revenue could be impaired, market acceptance for the Vicarious System could be adversely affected and its customers might instead purchase its competitors’ products. Vicarious’s inability to successfully manufacture the Vicarious System would have a material adverse effect on Vicarious’s operating results.

Vicarious relies on limited or sole suppliers for some of the materials and components used in the Vicarious System, and may not be able to find replacements or immediately transition to alternative suppliers, which could require Vicarious to redesign aspects of the Vicarious System and which would have a material adverse effect on Vicarious’s business, financial condition, results of operations and reputation.

Vicarious relies on limited or sole suppliers for certain materials and components that are used in the Vicarious System. While Vicarious periodically forecasts its needs for such materials and enters into standard purchase orders with them, Vicarious does not have long-term contracts with some of these suppliers. If Vicarious were to lose such suppliers, or if such suppliers were unable to fulfill Vicarious’s orders or to meet Vicarious’s manufacturing specifications, there can be no assurance that Vicarious will be able to identify or enter into agreements with alternative suppliers on a timely basis or on acceptable terms, if at all. Furthermore, if Vicarious is required to change the manufacturer of a key component of the Vicarious System, it would be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines, and it may be required to redesign aspects of the Vicarious System to accommodate the new component, which would result in significant delays and additional costs.  An interruption in Vicarious’s operations could occur if Vicarious encounters delays or difficulties in redesigning the Vicarious System, or securing these materials and components, or if the quality of the materials and components supplied do not meet Vicarious’s requirements, or if Vicarious cannot then obtain an acceptable substitute. The time and effort required to redesign the Vicarious System, or to qualify a new supplier and ensure that the new materials and components provide the same or better quality results could result in significant additional costs. Any such interruption could significantly affect Vicarious’s business, financial condition, results of operations and reputation. To mitigate this risk, Vicarious typically carries significant inventory of critical components. While Vicarious believes that its level of inventory is currently sufficient for Vicarious to continue the manufacturing of its product candidates without a disruption to its business in the event that it must replace one of its suppliers, there can be no assurance that Vicarious can maintain this level of inventory in the future.

Acquisitions or joint ventures could disrupt Vicarious’s business, cause dilution to New Vicarious’s stockholders and otherwise harm Vicarious’s business.

Vicarious may acquire other businesses, product candidates or technologies as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. Vicarious has not made any acquisitions to date, and its ability to do so successfully is unproven. Any of these transactions could be material to Vicarious’s financial condition and operating results and expose Vicarious to many risks, including:

●	disruption in Vicarious’s relationships with customers, distributors, manufacturers or suppliers as a result of such a transaction;

●	unanticipated liabilities related to acquired companies;

●	difficulties integrating acquired personnel, technologies and operations into its existing business;

●	diversion of management’s time and focus away from operating Vicarious’s business to acquisition integration challenges;

●	increases in Vicarious’s expenses and reductions in its cash available for operations and other uses; and

●	possible write-offs or impairment charges relating to acquired businesses.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to the integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

In addition, the anticipated benefit of any acquisition may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of New Vicarious’s equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm Vicarious’s financial condition. Vicarious cannot predict the number, timing or size of future joint ventures or acquisitions, if any, or the effect that any such transactions might have on Vicarious’s operating results.

If Vicarious does not successfully develop, optimize and operate its sales and distribution channels or Vicarious does not effectively expand and update infrastructure, its operating results and customer experience may be negatively impacted.

If Vicarious does not adequately predict market demand or otherwise develop, optimize and operate its sales and distribution channels successfully, it could result in excess or insufficient inventory or fulfillment capacity, increased costs, or immediate shortages in product or component supply, or harm Vicarious’s business in other ways. In addition, if Vicarious does not maintain adequate infrastructure to enable it to, among other things, manage its purchasing and inventory, it could negatively impact Vicarious’s operating results and user experience.

If Vicarious is unable to continue the development of an adequate sales and marketing organization and/or if its direct sales organization is not successful, it may have difficulty achieving market awareness and selling its product candidates in the future.

Vicarious must develop and grow its sales and marketing organization and enter into partnerships or other arrangements to market and sell its product candidates and/or collaborate with third parties, including distributors and others, to market and sell its product candidates to develop and maintain the commercial success of the Vicarious System and to achieve commercial success for any of Vicarious’s future product candidates. Developing and managing a direct sales organization is a difficult, expensive and time-consuming process.

To develop Vicarious’s sales and marketing organization to successfully achieve market awareness and sell its product candidates, Vicarious must:

●	continue to recruit and retain adequate numbers of effective and experienced sales and marketing personnel;

●	effectively train its sales and marketing personnel in the benefits and risks of the Vicarious System;

●	establish and maintain successful sales, marketing, training and education programs that educate health care professionals so they can appropriately inform their patients about the Vicarious System;

●	manage geographically dispersed sales and marketing operations; and

●	effectively train Vicarious’s sales and marketing personnel on the applicable fraud and abuse laws that govern interactions with healthcare practitioners as well as current and prospective patients and maintain active oversight and auditing measures to ensure continued compliance.

Vicarious may not be able to successfully manage its sales force or increase its product sales at acceptable rates.

If Vicarious is unable to establish and maintain adequate sales and marketing capabilities or enter into and maintain arrangements with third parties to sell and market the Vicarious System, its business may be harmed.

Vicarious cannot guarantee that it will be able to establish and maintain an adequate volume of sales in the future. A substantial reduction in sales could have a material adverse effect on Vicarious’s operating performance. To the extent that Vicarious enters into additional arrangements with third parties to perform sales or marketing services in the United States, Europe or other countries, Vicarious’s product margins could be lower than if it directly marketed and sold the Vicarious System. To the extent that Vicarious enters into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and Vicarious cannot predict whether these efforts will be successful. In addition, the growth of market acceptance of the Vicarious System by healthcare practitioners outside of the United States will largely depend on Vicarious’s ability to continue to demonstrate the relative safety, effectiveness, reliability, cost-effectiveness and ease of use of the Vicarious System. If Vicarious is unable to do so, it may not be able to increase product revenue from its sales efforts in Europe or other countries. If Vicarious is unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, its future revenue may be reduced and its business may be harmed.

Quality problems could lead to recalls or safety alerts and/or reputational harm and could have a material adverse effect on Vicarious’s business, results of operations, financial condition and cash flows.

Quality of Vicarious’s product candidates is very important to Vicarious and its customers due to the serious and costly consequences of product failure. Vicarious’s business exposes it to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. Product or component failures, manufacturing nonconformities, design defects, off-label use, or inadequate disclosure of product-related risks or product-related information with respect to the Vicarious System, if they were to occur, could result in inaccurate imaging and safety risks. These problems could lead to the recall of, or the issuance of a safety alert relating to, the Vicarious System, and could result in product liability claims and lawsuits.

Additionally, the manufacture and production of the Vicarious System must occur in a highly controlled and clean environment to minimize particles and other yield- and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may cause defective products. If Vicarious is not able to maintain stringent quality controls, or if contamination problems arise, Vicarious’s development and commercialization efforts could be delayed, which would harm its business and results of operations.

If Vicarious fails to meet any applicable product quality standards and the Vicarious System is the subject of recalls or safety alerts, Vicarious’s reputation could be damaged, it could lose customers, and its revenue and results of operations could decline.

If Vicarious is not able to develop and release new surgical applications for the Vicarious System, or successful enhancements, new features and modifications to the Vicarious System or to achieve adequate clinical utility, its business, financial condition and results of operations could be adversely affected.

The markets in which Vicarious operates are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of the Vicarious System and could necessitate changes or modifications to the Vicarious System to accommodate such changes. Vicarious invests substantial resources in researching and developing new developments to the Vicarious System and enhancing the Vicarious System by incorporating additional features, improving functionality, and adding other improvements to meet customers’ evolving needs. The success of any enhancements or improvements to the Vicarious System or any new features depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and third-party partners’ technologies and overall market acceptance. Vicarious may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to the Vicarious System or any new product candidates that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to the Vicarious System or any new solutions may not achieve market acceptance. Since developing the Vicarious System is complex, the timetable for the release of new enhancements is difficult to predict, and Vicarious may not offer new updates as rapidly as its customers require or expect. Any new product candidates that Vicarious develops may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if Vicarious introduces new product candidates, it may experience a decline in revenue from the Vicarious System that is not offset by revenue from the new product candidates. For example, customers may delay making purchases of new product candidates to permit them to make a more thorough evaluation of these product candidates or until industry and marketplace reviews become widely available. Customers may also delay purchasing a new product because their existing Vicarious or other device continues to meet their needs. Some customers may hesitate to migrate to a new product due to concerns regarding the performance of the new product. In addition, Vicarious may lose existing customers who choose a competitor’s products. This could result in a temporary or permanent revenue shortfall and adversely affect Vicarious’s business, financial condition and results of operations.

The introduction of new products and solutions by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make Vicarious’s product candidates obsolete or adversely affect Vicarious’s business, financial condition and results of operations. Vicarious may experience difficulties with industry standards, design or marketing that could delay or prevent its development, introduction or implementation of new product candidates, enhancements, additional features or capabilities. If customers do not widely purchase and adopt Vicarious’s product candidates, Vicarious may not be able to realize a return on its investment. If Vicarious does not accurately anticipate customer demand or if it is unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by customers brought against Vicarious, each of which could have a material and adverse effect on Vicarious’s reputation, business, results of operations and financial condition.

The COVID-19 pandemic has and could continue to negatively affect various aspects of Vicarious’s business, make it more difficult for Vicarious to meet its obligations to its customers, and result in reduced demand for the Vicarious System, which could have a material adverse effect on Vicarious’s business, financial condition, results of operations, or cash flows.

In December 2019, a novel strain of coronavirus was reported to have surface in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases, or other adverse public health developments, could have a material adverse effect on Vicarious’s business operations. These impacts to Vicarious’s operations have included, and could again in the future include, disruptions or restrictions on the ability of Vicarious’s employees’ and customers’ to travel or of Vicarious to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of the Vicarious System at promotional events, maintain its presence in medical schools and other educational institutions, oversee the activities of Vicarious’s third-party manufacturers and suppliers and make shipments of materials. Vicarious may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers. The COVID-19 pandemic may also continue to have an impact on customers, as elective surgeries are increasingly postponed and there is greater focus on areas of care with lower profitability, leading, as a consequence, to lower expenditures on new product candidates and devices by healthcare institutions.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, have placed significant restrictions on travel and many businesses have announced extended closures. These travel restrictions and business closures have and may in the future adversely impact Vicarious’s operations locally and worldwide, including its ability to manufacture, market, sell or distribute the Vicarious System, and such restrictions and closure have caused or may cause temporary closures of facilities of suppliers, manufacturers or customers. Any disruption in the operations of Vicarious’s employees, suppliers, customers, manufacturers or access to customers would likely impact Vicarious’s sales and operating results. In addition, travel restrictions have made it more difficult for Vicarious to monitor the quality of its third party manufacturing operations when Vicarious is unable to conduct in-person quality audits of those facilities. Vicarious is continuing to monitor and assess the effects of the COVID-19 pandemic on its commercial operations. However, Vicarious cannot at this time accurately predict what effects these conditions will ultimately have on Vicarious’s operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for the Vicarious System and likely impact its operating results.

Vicarious will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect Vicarious’s business, results of operations, and financial condition.

New Vicarious will incur significant legal, accounting and other expenses that Vicarious did not incur as a private company, including costs associated with public company reporting requirements. New Vicarious will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE. These rules and regulations are expected to increase New Vicarious’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, New Vicarious’s management team will consist of certain executive officers of Vicarious prior to the Business Combination. These executive officers and other personnel will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. As a result, it may be more difficult for New Vicarious to attract and retain qualified individuals to serve on the New Vicarious Board or as executive officers New Vicarious, which may adversely affect investor confidence in New Vicarious and could cause New Vicarious’s business or stock price to suffer.

The enactment of legislation implementing changes in the U.S. taxation of international business activities, the adoption of other tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States could materially impact Vicarious’s results of operations and financial condition.

Vicarious is subject to income tax in the numerous jurisdictions in which it operates. Reforming the taxation of international businesses has been a priority for politicians, and a wide variety of potential changes have been proposed. Some proposals, several of which have been enacted, impose incremental taxes on gross revenue, regardless of profitability. Furthermore, it is reasonable to expect that global taxing authorities will be reviewing current legislation for potential modifications in reaction to the implementation of the 2017 Tax Cuts and Jobs Act (the “Tax Act”) in the United States.

In the United States, the Tax Act enacted on December 22, 2017 significantly affected U.S. tax law by changing how the United States imposes income tax on multinational corporations. The U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how Vicarious will apply the law and impact its results of operations in the period issued.

The Tax Act requires complex computations not previously provided in U.S. tax law. As such, the application of accounting guidance for such items remain uncertain. Further, compliance with the Tax Act and the accounting for such provisions requires an accumulation of information not previously required or regularly produced. As additional regulatory guidance is issued by the applicable taxing authorities, as accounting treatment is clarified, and as Vicarious performs additional analysis on the application of the law, Vicarious’s effective tax rate could be materially different.

Vicarious’s ability to use net operating losses to offset future income may be subject to certain limitations.

As of December 31, 2020, Vicarious had federal net operating loss carry forwards (“NOLs”) to offset future taxable income of approximately $29.4 million, of which approximately $3.8 million will expire at various dates through December 31, 2037, if not utilized. A lack of future taxable income would adversely affect Vicarious’s ability to utilize these NOLs. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset post-change taxable income. For these purposes, an ownership change generally occurs where the equity ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a three-year period (calculated on a rolling basis). Vicarious’s existing NOLs may be subject limitations arising out of previous ownership changes and Vicarious may be limited as to the amount that can be utilized each year as a result of such previous ownership changes. In addition, future changes in Vicarious’s or New Vicarious’s stock ownership, including the Business Combination or future offerings, as well as other changes that may be outside of Vicarious’s control, could result in additional ownership changes under Section 382 of the Code. Vicarious’s NOLs may also be impaired under similar provisions of state law. We have not conducted a study to assess whether an ownership change has occurred, whether there have been multiple ownership changes since inception or whether there has been an ownership change as the result of the Business Combination due to the significant complexity and costs associated with such a study. Vicarious has recorded a full valuation allowance related to its NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

In addition to the limitations discussed above under Sections 382 of the Code, the utilization of NOLs incurred in taxable years beginning after December 31, 2017, are subject to limitations adopted by the Tax Cuts and Jobs Act (the “TCJA”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Under the TCJA, in general, NOLs generated in taxable years beginning after December 31, 2017 may offset no more than 80 percent of such year’s taxable income and there is no ability for such NOLs to be carried back to a prior taxable year. The CARES Act modifies the TCJA with respect to the TCJA’s limitation on the deduction of NOLs and provides that NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, the CARES Act eliminates the limitation on the deduction of NOLs to 80 percent of current year taxable income for taxable years beginning before January 1, 2021. As a result of such limitation, Vicarious may be required to pay federal income tax in some future year notwithstanding that Vicarious has a net loss for all years in the aggregate.

U.S. taxation of international business activities or the adoption of tax reform policies could materially impact Vicarious’s future financial position and results of operations.

Limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of future foreign earnings. Should the scale of Vicarious’s international business activities expand, any changes in the U.S. taxation of such activities could increase Vicarious’s worldwide effective tax rate and harm Vicarious’s future financial position and results of operations.]

Vicarious could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws by Vicarious or its agents.

Vicarious is subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. [Vicarious’s planned future reliance on independent distributors to sell the Vicarious System internationally demands a high degree of vigilance in enforcing Vicarious’s policy against participation in corrupt activity, because these distributors could be deemed to be Vicarious’s agents, and Vicarious could be held responsible for their actions.] Other U.S. companies in the medical device and pharmaceutical fields have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with such non-U.S. government officials. Vicarious is also subject to similar anti-bribery laws in the jurisdictions in which Vicarious operates, including the United Kingdom’s Bribery Act of 2010, which also prohibits commercial bribery and makes it a crime for companies to fail to prevent bribery. Vicarious has limited experience in complying with these laws and in developing procedures to monitor compliance with these laws by its agents. These laws are complex and far-reaching in nature, and, as a result, Vicarious cannot assure investors that Vicarious would not be required in the future to alter one or more of its practices to be in compliance with these laws or any changes in these laws or the interpretation thereof.

Any violations of these laws, or allegations of such violations, could disrupt Vicarious’s operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on Vicarious’s business, prospects, financial condition, or results of operations. Vicarious could also incur severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.

Risks Related to Healthcare Industry Shifts and Changing Regulations

Vicarious is subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of its product candidates and could cause Vicarious to incur significant costs.

Vicarious and the Vicarious System are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things:

●	design, development and manufacturing processes;

●	labeling, content and language of instructions for use and storage;

●	product testing, pre-clinical studies and clinical trials;

●	regulatory clearances and approvals, including pre-market clearance or pre-market approval;

●	establishment registration, device listing and ongoing compliance with the QSR requirements;

●	advertising and promotion;

●	marketing, sales and distribution;

●	conformity assessment procedures;

●	product traceability and record-keeping procedures;

●	review of product complaints, complaint reporting, recalls and field safety corrective actions;

●	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

●	post-market studies (if applicable); and

●	product import and export.

The laws and regulations to which Vicarious and its product candidates are subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on Vicarious’s ability to carry on or expand its operations, higher than anticipated costs or lower than anticipated sales.

Before a new medical device, or a significant modification of a medical device, including a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or premarket approval (“PMA”) from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence.

Obtaining 510(k) clearance or PMA approval for medical devices can be expensive and time-consuming, and entails significant user fees, unless an exemption is available. The FDA’s process for obtaining 510(k) clearance usually takes three to 12 months, but it can last longer. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The process for obtaining a PMA is more costly and uncertain and approval can take anywhere from at least one year to, in some cases, multiple years from the time the application is initially filed with the FDA. Modifications to products that are approved through a PMA application generally require further FDA approval. The Vicarious System and some of Vicarious’s future product candidates may require PMA approval. In addition, the FDA may require that Vicarious obtain a PMA prior to marketing future changes of the Vicarious System. Further, Vicarious may not be able to obtain additional 510(k) clearances or PMAs for new product candidates or for modifications to, or additional indications for, the Vicarious System in a timely fashion or at all. Delays in obtaining future clearances or approvals could adversely affect Vicarious’s ability to introduce new or enhanced product candidates in a timely manner, which in turn could harm Vicarious’s revenue and future profitability.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, if necessary, for a PMA application or 510(k) notification, a company must, among other things, apply for and obtain institutional review board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption (“IDE”) application and follow applicable IDE regulations. Unless IDE-exempt, nonsignificant risk devices are still subject to certain abbreviated IDE requirements, however, an IDE application is not required if such abbreviated requirements are met. Vicarious may not be able to obtain any necessary FDA and/or IRB approval to undertake clinical trials in the United States for future devices it develops and intends to market in the United States. If Vicarious does obtain such approvals, the FDA may find that Vicarious’s studies do not comply with the IDE or other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Moreover, certainty that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data (if applicable) cannot be assured, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

Vicarious is also subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacture of the Vicarious System, labeling regulations and medical device reporting (“MDR”) regulations. The last of these regulations requires Vicarious to report to the FDA if its devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. If Vicarious fails to comply with present or future regulatory requirements that are applicable to Vicarious, it may be subject to enforcement action by the FDA, which may include any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notification, or orders for repair, replacement or refunds;

●	voluntary or mandatory recall or seizure of the Vicarious System;

●	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

●	operating restrictions, suspension or shutdown of production;

●	refusal of Vicarious’s requests for 510(k) clearance or PMA of new product candidates, new intended uses or modifications to existing product candidates;

●	rescission of 510(k) clearance or suspension or withdrawal of PMAs that have already been granted; and

●	criminal prosecution.

The occurrence of any of these events may have a material adverse effect on Vicarious’s business, financial condition and results of operations.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of the Vicarious System or any of Vicarious’s future product candidates, and failure to obtain necessary clearances or approvals for the Vicarious System and its future product candidates would adversely affect Vicarious’s ability to grow its business.

The Vicarious System and some of Vicarious’s new or modified product candidates will require FDA clearance of a 510(k) notification or FDA approval of a PMA application. The FDA may refuse Vicarious’s requests for 510(k) clearance or PMA of new product candidates or may not clear or approve these product candidates for the indications that are necessary or desirable for successful commercialization. Early stage review may also result in delays or other issues. For example, the FDA has issued guidance intended to explain the procedures and criteria used in assessing whether 510(k) and PMA submissions should be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to inform 510(k) and PMA submitters if the submission is administratively complete, or if not, to identify the missing element(s). Submitters are given the opportunity to provide the FDA with any information identified as missing. If the information is not provided within a specified time, the submission will not be accepted for FDA review. The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of Vicarious’s product candidates under development or impact Vicarious’s ability to gain clearance or approval for modifications to its currently approved or cleared product candidates in a timely manner. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for Vicarious’s new product candidates would have an adverse effect on Vicarious’s ability to expand its business.

Unsuccessful animal studies, clinical trials or procedures relating to product candidates under development could have a material adverse effect on Vicarious’s prospects.

The regulatory approval process for new product candidates and new indications for existing product candidates requires extensive data and procedures, including the development of regulatory and quality standards and, potentially, certain clinical studies. Unfavorable or inconsistent data from current or future clinical trials or other studies conducted by Vicarious or third parties, or perceptions regarding such data, could adversely affect Vicarious’s ability to obtain necessary device clearance or approval and the market’s view of Vicarious’s future prospects.

Failure to successfully complete these studies, or any similar studies with respect to any of Vicarious’s product candidates, in a timely and cost-effective manner could have a material adverse effect on Vicarous’s prospects with respect to the Vicarious System or such other product candidates. Because animal trials, clinical trials and other types of scientific studies are inherently uncertain, there can be no assurance that these trials or studies will be completed in a timely or cost-effective manner or result in a commercially viable product. Clinical trials or studies may experience significant setbacks even if earlier preclinical or animal studies have shown promising results. Furthermore, preliminary results from clinical trials may be contradicted by subsequent clinical analysis. Results from clinical trials may also not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, Vicarious’s business could be adversely affected. Clinical trials also may be suspended or terminated by Vicarious, the FDA or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks. The FDA may disagree with our interpretation of the data from our clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety and effectiveness of the product candidate. The FDA may also require additional pre-clinical studies or clinical trials which could further delay approval of Vicarious’s product candidates.]

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device product candidates and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for Vicarious’s product candidates and business.

Regulatory requirements may change in the future in a way that adversely affect Vicarious. Any change in the laws or regulations that govern the clearance and approval processes or the post-market compliance requirements relating to Vicarious’s current and future product candidates could make it more difficult and costly to obtain clearance or approval for new product candidates, or to produce, market and distribute existing product candidates.

For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks if the Vicarious System, which has a virtual reality component, is considered to be susceptible to third-party tampering. In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials, and in August 2017, Congress passed the Medical Device User Fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on Vicarious’s business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a Proposed Rule to formalize the De Novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on Vicarious’s ability to obtain and maintain clearance for Vicarious product candidates.

It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect Vicarious’s business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan announced by former FDA Commissioner Gottlieb included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from FDA leadership that understands the challenging and rapidly changing nature of the U.S. health care system creates the possibility of unanticipated regulatory and other potential changes to the Vicarious System and its overall business. In response to the COVID-19 public health emergency, the FDA’s device and diagnostic center leadership has exercised a significant amount of enforcement discretion to meet the medical community’s and patients’ needs for remote monitoring and other innovative solutions that involve digital health product candidates. The FDA has signaled that some of its policy changes adopted during the COVID-19 pandemic could remain in place after the public health emergency subsides, but it is unclear which policies will be retained or how those policies could impact the medical device industry in the future.

If Vicarious fails to obtain regulatory clearances in other countries for existing product candidates or product candidates under development, it will not be able to commercialize these product candidates in those countries.

In order for Vicarious to market the Vicarious System in countries outside of the United States, it must comply with extensive safety and quality regulations in other countries regarding the quality, safety and efficacy of the Vicarious System. These regulations, including the requirements for approvals, clearance or CE mark grant, and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval, clearance or CE mark (or equivalent) in any foreign country in which Vicarious plans to market the Vicarious System may harm its ability to generate revenue and harm its business. Approval and CE marking procedures vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval or CE mark in other countries might differ from that required to obtain FDA clearance. The regulatory approval or CE marking process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval or the CE marking of a product in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval or a CE mark in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval or a CE mark in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

The primary regulatory environment in Europe is that of the European Economic Area (“EEA”), which is comprised of the Member States of the European Union, Iceland, Liechtenstein and Norway. Vicarious cannot be certain that it will be successful in meeting and continuing to meet the requirements to market a medical device in the EEA in light of the current transition period between the prior system, called the Medical Device Directive (“MDD”), to the current system, called the Medical Device Regulation. The Medical Device Regulation went into force in May 2017 but allowed a three-year transition period until May 2020 for Member States, regulatory authorities, and medical device stakeholders to come into compliance with the new requirements. A one-year delay of the compliance date of the Medical Device Regulation was implemented in response to the COVID-19 pandemic, making May 2021 the current deadline for industry compliance. Compared to the MDD, the Medical Device Regulation promotes a shift from the pre-approval stage (i.e., the path to CE Marking) to a life-cycle approach and places greater emphasis on clinical data and clinical evaluations to assure the safety and performance of new medical devices. Moreover, the Medical Device Regulation includes elements intended to strengthen the conformity assessment procedures, assert greater control over notified bodies and their standards, increase overall system transparency, and impose more robust device vigilance requirements on manufacturers and distributors. Among other changes, many device manufacturers will need to switch notified bodies to one that has received its designation under the Medical Device Regulation, which will require those manufacturers to undergo an audit and have all their documentation reviewed by the new notified body before it can assess their medical device product candidates under the new standards. The new rules and procedures that have been created under the overhauled European regulations will likely result in increased regulatory oversight of all medical devices marketed in the European Union, and this may, in turn, increase the costs, time and requirements that need to be met in order to place an innovative or high-risk medical device on the EEA market.

If Vicarious, its contract manufacturers or its component suppliers are unable to manufacture the Vicarious System in sufficient quantities, on a timely basis, at acceptable costs and in compliance with regulatory and quality requirements, the manufacturing and distribution of Vicarious’s devices could be interrupted, and its product sales and operating results could suffer.

Vicarious, its contract manufacturers and its component suppliers are required to comply with the FDA’s Quality System Regulation (“QSR”), which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, shipping and servicing of Vicarious’s devices. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic, sometimes unannounced, inspections by the FDA. Vicarious cannot assure investors that its facilities or its third-party manufacturers’ or suppliers’ facilities would pass any future quality system inspection. Failure of Vicarious or its third-party manufacturers and component suppliers to adhere to QSR requirements or take adequate and timely corrective action in response to an adverse quality system inspection finding could delay production of the Vicarious System and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could have a material adverse effect on Vicarious’s financial condition or results of operations. Any such failure, including the failure of Vicarious’s contract manufacturers, to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, increased warranty costs or other problems that could harm Vicarious’s business and prospects.

In addition, any Vicarious product candidates shipped internationally are also required to comply with the International Organization for Standardization (“ISO”) quality system standards as well as European Directives and norms in order to produce product candidates for sale in the European Union. In addition, many countries such as Canada and Japan have very specific additional regulatory requirements for quality assurance and manufacturing. If Vicarious fails to continue to comply with current good manufacturing requirements, as well as ISO or other regulatory standards, Vicarious may be required to cease all or part of its operations until it complies with these regulations. Maintaining compliance with multiple regulators adds complexity and cost to Vicarious’s manufacturing and compliance processes.

Vicarious’s current or future product candidates may be subject to product recalls even after receiving FDA clearance or approval. A recall of the Vicarious Systems, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with Vicarious’s product candidates, could have a significant adverse impact on Vicarious.

The FDA and similar governmental bodies in other countries have the authority to require the recall of the Vicarious System if Vicarious or its third-party manufacturers fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the Vicarious System. For example, under the FDA’s MDR regulations, Vicarious is required to report to the FDA any incident in which the Vicarious System may have caused or contributed to a death or serious injury or in which the Vicarious System malfunctioned in a manner likely to cause or contribute to death or serious injury if that malfunction were to recur. Repeated adverse events or product malfunctions may result in a voluntary or involuntary product recall, or administrative or judicial seizure or injunction, when warranted. A government-mandated recall may be ordered if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by Vicarious could occur as a result of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations, such as a failure to obtain marketing approval or clearance before launching a new product. In general, if Vicarious decides to make a change to its product, Vicarious is responsible for determining whether to classify the change as a recall. It is possible that the FDA could disagree with Vicarious’s initial classification. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. If a change to a device addresses a violation of the federal Food, Drug, and Cosmetic Act (“FDCA”), that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

Recalls of the Vicarious System would divert managerial and financial resources and have an adverse effect on Vicarious’s reputation, results of operations and financial condition, which could impair Vicarious’s ability to produce the Vicarious System in a cost-effective and timely manner in order to meet its customers’ demands. Vicarious may also be subject to product liability claims, be required to bear other costs, or be required to take other actions that may have a negative impact on its future sales and its ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. Vicarious may initiate voluntary recalls involving the Vicarious System in the future that it determines do not require notification to the FDA. If the FDA disagrees with Vicarious’s determinations, the FDA could require Vicarious to report those actions as recalls. A future recall, withdrawal, or seizure of any product could materially and adversely affect consumer confidence in the Vicarious brand, lead to decreased demand for the Vicarious System and negatively affect its sales. In addition, the FDA could take enforcement action for failing to report recalls when they were conducted by Vicarious or one of its agents.

Vicarious may be subject to enforcement action if Vicarious engages in improper or off-label marketing or promotion of the Vicarious System, including fines, penalties and injunctions.

Vicarious’s promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of unapproved, or off-label, uses. Physicians may, however, use the Vicarious System off-label, as the FDA does not restrict or regulate a physician’s practice of medicine. Medical device manufacturers and distributors are permitted to promote their product candidates in a way that is consistent with the FDA-authorized labeling and indications for use. However, if the FDA determines that Vicarious’s promotional materials or training materials promote a 510(k)-cleared or approved medical device in a manner inconsistent with its labeling, it could request that Vicarious modify its training or promotional materials or subject Vicarious to regulatory or enforcement actions, including the issuance of an Untitled Letter, a Warning Letter, injunction, seizure, civil fine or criminal penalties. In addition to ensuring that the claims Vicarious makes are consistent with its regulatory clearances or approvals, the FDA also ensures that promotional labeling for all regulated medical devices is neither false nor misleading.

It is also possible that other federal, state or foreign enforcement authorities might take action if they consider Vicarious’s promotional or training materials to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, Vicarious’s reputation could be damaged, and adoption of the Vicarious System could be impaired. Although Vicarious’s policy is to refrain from making statements or from disseminating promotional material that could be considered off-label promotion of the Vicarious System, the FDA or another regulatory agency could disagree and conclude that Vicarious has engaged in off-label promotion. In addition, the off-label use of the Vicarious System may increase the risk of product liability claims. Product liability claims are expensive to defend and could divert Vicarious’s management’s attention, result in substantial damage awards against Vicarious, and harm Vicarious’s reputation. Recent court decisions have impacted the FDA’s enforcement activity regarding off-label promotion in light of First Amendment considerations, although there are still significant risks in this area in part due to the potential False Claims Act exposure. Further, this area is subject to ongoing policy changes at the federal level, resulting in some degree of uncertainty for regulated businesses. For example, in September 2020 the FDA issued a proposed rulemaking to revise its regulation governing the types of evidence relevant to determining the “intended use” of a drug or device under the FDCA, which would have implications for when a manufacturer or distributor has engaged in off-label marketing. Public comments are being solicited, following which the FDA will be required to publish a final regulation and justify any additional revisions it may make to this regulatory language.

In some instances in Vicarious’s advertising and promotion, Vicarious may make claims regarding its product as compared to competing products, which may subject it to heightened regulatory scrutiny, enforcement risk, and litigation risks.

The FDA requires that promotional labeling be truthful and not misleading, including with respect to any comparative claims made about competing products or technologies. In addition to FDA implications, the use of comparative claims also presents risk of a lawsuit by the competitor under federal and state false advertising and unfair competition statutes (e.g., the Lanham Act) or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law. Further, notwithstanding the ultimate outcome of any Lanham Act or similar complaint, Vicarious’s reputation and relationship with certain customers or distribution partners may be harmed as a result of the allegations related to its products or its business practices more generally.

Vicarious is subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other health care laws and regulations, which, if violated, could subject Vicarious to substantial penalties. Additionally, any challenge to or investigation into Vicarious’s practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm Vicarious’s business.

Vicarious’s relationships with customers and third-party payors are subject to broadly applicable fraud and abuse and other health care laws and regulations that may constrain Vicarious’s sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs and certain customer and product support programs, Vicarious may have with hospitals, physicians or other purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. These laws include, among others, the federal healthcare Anti-Kickback Statute, the federal civil False Claims Act, other federal health care false statement and fraud statutes, the Open Payments program, the Civil Monetary Penalties Law, and analogous fraud and abuse and transparency laws in most states, as described in [“Business of New Vicarious  — Government Regulation.”] While the federal laws generally apply only to product candidates or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved.

While Vicarious believes and makes every effort to ensure that its business arrangements with third parties and other activities and programs comply with all applicable laws, these laws are complex, and Vicarious’s activities may be found not to be compliant with one or more of these laws, which may result in significant civil, criminal and/or administrative penalties, fines, damages and exclusion from participation in federal health care programs. Even an unsuccessful challenge or investigation into Vicarious’s practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on Vicarious’s business, financial condition and results of operations. Vicarious’s compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), Centers for Medicare & Medicaid Services (“CMS”), and the U.S. Department of Justice, or may be subject to whistleblower lawsuits under federal and state false claims laws. To ensure compliance with Medicare, Medicaid and other regulations, government agencies conduct periodic audits of Vicarious to ensure compliance with various supplier standards and billing requirements.

Similarly, Vicarious’s international operations are subject to the provisions of the FCPA, which prohibits U.S. companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. In many countries, the healthcare professionals that medical device distributors regularly interact with may meet the definition of a foreign official for purposes of the FCPA. International business operations are also subject to various other international anti-bribery laws such as the U.K. Anti-Bribery Act. Despite meaningful measures that Vicarious undertakes to facilitate lawful conduct, which include training and compliance programs and internal policies and procedures, Vicarious may not always prevent unauthorized, reckless or criminal acts by its employees or agents, or employees or agents of businesses or operations it may acquire. Violations of these laws, or allegations of such violations, could disrupt operations, involve significant management distraction and have a material adverse effect on the business, financial condition and results of operations, among other adverse consequences.

Broad-based domestic and international government initiatives to reduce spending, particularly those related to healthcare costs, may reduce reimbursement rates for medical procedures, which will reduce the cost-effectiveness of Vicarious’s product.

Healthcare reforms, changes in healthcare policies and changes to third-party coverage and reimbursements, including legislation enacted reforming the U.S. healthcare system and both domestic and foreign healthcare cost containment legislation, and any future changes to such legislation, may affect demand for the Vicarious System and may have a material adverse effect on its financial condition and results of operations. The ongoing implementation of the Affordable Care Act, in the United States, as well as state-level healthcare reform proposals could reduce medical procedure volumes and impact the demand for medical device products or the prices at which Vicarious can sell the Vicarious System. These reforms include a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. The impact of this healthcare reform legislation, and practices including price regulation, competitive pricing, comparative effectiveness of therapies, technology assessments, and managed care arrangements are uncertain. There can be no assurance that current levels of reimbursement will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third parties will not adversely affect the demand for the Vicarious Systems or Vicarious’s ability to sell the Vicarious System on a profitable basis. The adoption of significant changes to the healthcare system in the United States, the EEA or other jurisdictions in which Vicarious may market the Vicarious System, could limit the prices Vicarious is able to charge for the Vicarious System or the amounts of reimbursement available for the Vicarious System, could limit the acceptance and availability of its the Vicarious System, reduce medical procedure volumes and increase operational and other costs.

In addition, the current presidential administration has taken steps to repeal the Affordable Care Act, while other sections of the law have not been fully implemented or effectively repealed by administrative actions. Following congressional repeal of the “individual mandate” that was in place to strongly encourage broad participation in the health insurance markets, there has been ongoing litigation focused on the constitutionality of the Affordable Care Act and the reforms enacted thereunder.

Vicarious cannot predict the ultimate impact of this litigation on the Affordable Care Act or other efforts to repeal and replace the Affordable Care Act, or the subsequent effects of these broad legislative and policy changes on its business at this time. While Vicarious is unable to predict what changes may ultimately be enacted, to the extent that future changes affect how the Vicarious System are paid for and reimbursed by government and private payers, Vicarious’s business could be adversely impacted. Moreover, complying with any new legislation under a new presidential administration or reversing changes implemented under the Affordable Care Act could be time-intensive and expensive, resulting in a material adverse effect on the business.

Inadequate funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new product candidates from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Vicarious’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve or clear new medical device product candidates can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also increase the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect Vicarious’s business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to temporarily postpone most inspections of foreign manufacturing facilities and product candidates. On March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities and provided guidance regarding the conduct of clinical trials, which has since been further updated and is being refreshed on a periodic basis. As of June 23, 2020, the FDA noted it was continuing to ensure timely reviews of applications for medical product candidates during the COVID-19 pandemic in line with its user fee performance goals and conducting “mission — critical” domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards.

Most recently, as of July 2020, utilizing a rating system to assist in determining when and where it is safest to conduct such inspections based on data about the virus’s trajectory in a given state and locality and the rules and guidelines that are put in place by state and local governments, the FDA is either continuing to, on a case-by-case basis, conduct only “mission-critical” inspections, or, where possible to do so safely, resuming prioritized domestic inspections, which generally include pre-approval inspections. Foreign pre-approval inspections that are not deemed mission-critical remain postponed, while those deemed mission-critical will be considered for inspection on a case-by-case basis. The FDA will use similar data to inform resumption of prioritized operations abroad as it becomes feasible and advisable to do so. The FDA’s assessment of whether an inspection is mission-critical considers many factors related to the public health benefit of U.S. patients having access to the product subject to inspection, including whether the product candidates are used to diagnose, treat, or prevent a serious disease or medical condition for which there is no other appropriate substitute. Both for-cause and pre-approval inspections can be deemed mission-critical.

Additionally, regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process regulatory submissions, which could have a material adverse effect on Vicarious’s future business. Further, following the completion of the Business Combination and in New Vicarious’s operations as a public company, future government shutdowns could impact New Vicarious’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Risks Related to Vicarious’s Intellectual Property

If Vicarious is unable to protect its intellectual property, Vicarious’s ability to maintain any technological or competitive advantage over its competitors and potential competitors would be adversely impacted, and Vicarious’s business may be harmed.

Vicarious relies on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect Vicarious’s proprietary technologies, all of which provide limited protection and may not adequately protect Vicarious’s rights or permit Vicarious to gain or keep any competitive advantage. As of February 1, 2021, Vicarious owned approximately 5 issued patents and approximately 28 pending patent applications. Of Vicarious’s approximately 5 issued patents, approximately 4 were issued U.S. utility patents. Of Vicarious’s approximately 28 pending patent applications, approximately 4 were pending U.S. non-provisional patent applications and approximately 6 were pending U.S. provisional patent applications. In addition, Vicarious owned approximately 1 issued patents in foreign jurisdictions, including China, and 15 pending patent applications in foreign jurisdictions, including in Canada, China, Europe, and Japan, corresponding to the foregoing. In addition, Vicarious owns approximately 3 pending PCT applications. These issued patents and pending patent applications (if they were to issue as patents) have expected expiration dates ranging between 2035 and 2041. If Vicarious fails to protect its intellectual property, third parties may be able to compete more effectively against it, it may lose its technological or competitive advantage, or it may incur substantial litigation costs in its attempts to recover or restrict use of its intellectual property.

Vicarious cannot assure investors that any of Vicarious’s currently pending or future patent applications will result in granted patents, and Vicarious cannot predict how long it will take for such patents to be granted or whether the scope of such patents, if granted, will adequately protect the Vicarious System from competitors. It is possible that, for any of Vicarious’s patents that have granted or that may be granted in the future, others will design alternatives that do not infringe upon Vicarious’s patented technologies. Further, Vicarious cannot assure investors that other parties will not challenge any patents granted to Vicarious or that courts or regulatory agencies will hold Vicarious’s patents to be valid or enforceable. Vicarious cannot guarantee investors that it will be successful in defending challenges made against Vicarious’s patents and patent applications. Any successful third-party challenge to Vicarious’s patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to Vicarious’s interests. Vicarious’s ability to establish or maintain a technological or competitive advantage over Vicarious’s competitors may be diminished because of these uncertainties. For these and other reasons, Vicarious’s intellectual property may not provide Vicarious with any competitive advantage. For example:

●	Vicarious or Vicarious’s licensors might not have been the first to make the inventions covered by each of Vicarious’s pending patent applications or granted patents;

●	Vicarious or Vicarious’s licensors might not have been the first to file patent applications for its inventions. To determine the priority of these inventions, Vicarious may have to participate in interference proceedings or derivation proceedings declared by the U.S. Patent and Trademark Office (“USPTO”) that could result in substantial cost to Vicarious. No assurance can be given that Vicarious’s patent applications or granted patents (or those of Vicarious’s licensors) will have priority over any other patent or patent application involved in such a proceeding;

●	Others may independently develop similar or alternative product candidates and technologies or duplicate any of Vicarious’s product candidates and technologies;

●	It is possible that Vicarious’s owned or licensed pending patent applications will not result in granted patents, and even if such pending patent applications grant as patents, they may not provide a basis for intellectual property protection of commercially viable product candidates, may not provide Vicarious with any competitive advantages, or may be challenged and invalidated by third parties;

●	Vicarious may not develop additional proprietary product candidates and technologies that are patentable;

●	The patents of others may have an adverse effect on Vicarious’s business; and

●	While Vicarious applies for patents covering Vicarious’s product candidates and technologies and uses thereof, as Vicarious deems appropriate, Vicarious may fail to apply for patents on important product candidates and technologies in a timely fashion or at all, or Vicarious may fail to apply for patents in potentially relevant jurisdictions.

To the extent Vicarious’s intellectual property offers inadequate protection, or is found to be invalid or unenforceable, Vicarious would be exposed to a greater risk of direct competition. If Vicarious’s intellectual property does not provide adequate coverage over Vicarious’s product candidates and protection against Vicarious’s competitors’ product candidates, Vicarious’s competitive position could be adversely affected, as could Vicarious’s business.

The measures that Vicarious uses to protect the security of its intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights.

In addition to pursuing patents on Vicarious’s technology, Vicarious also relies upon trademarks, trade secrets, copyrights and unfair competition laws, as well as license agreements and other contractual provisions, to protect Vicarious’s intellectual property and other proprietary rights. Despite these measures, any of Vicarious’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, Vicarious takes steps to protect Vicarious’s intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with Vicarious’s employees, consultants, corporate partners and, when needed, Vicarious’s advisors. Vicarious’s suppliers also have access to the patented technology owned or used by Vicarious as well as other proprietary information, and these suppliers are subject to confidentiality provisions under their agreements with Vicarious.

Such agreements or provisions may not be enforceable or may not provide meaningful protection for Vicarious’s trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Vicarious may not be able to prevent such unauthorized disclosure. Notwithstanding any such agreements, there is no assurance that Vicarious’s current or former manufacturers or suppliers will not use and/or supply Vicarious’s competitors with Vicarious’s trade secrets, know-how or other proprietary information to which these parties gained access or generated from their relationship with Vicarious. This could lead to Vicarious’s competitors gaining access to patented or other proprietary information. Moreover, if a party to an agreement with Vicarious has an overlapping or conflicting obligation to a third party, Vicarious’s rights in and to certain intellectual property could be undermined. Monitoring unauthorized disclosure is difficult, and Vicarious does not know whether the steps Vicarious has taken to prevent such disclosure are, or will be, adequate. If Vicarious was to enforce a claim that a third party had illegally obtained and was using Vicarious’s trade secrets, it would be expensive and time-consuming, the outcome would be unpredictable, and any remedy may be inadequate. In addition, courts outside the United States may be less willing to protect trade secrets.

In addition, competitors could purchase Vicarious’s product candidates and attempt to replicate some or all of the competitive advantages Vicarious derives from Vicarious’s development efforts, willfully infringe Vicarious’s intellectual property rights, design around Vicarious’s protected technology or develop their own competitive technologies that fall outside of Vicarious’s intellectual property rights. If Vicarious’s intellectual property does not adequately protect Vicarious’s market share against competitors’ product candidates and methods, Vicarious’s competitive position could be adversely affected, as could Vicarious’s business.

Vicarious may need or may choose to obtain licenses from third parties to advance Vicarious’s research or allow commercialization of Vicarious’s current or future product candidates, and Vicarious cannot provide any assurances that Vicarious would be able to obtain such licenses.

Vicarious may need or may choose to obtain licenses from third parties to advance Vicarious’s research or allow commercialization of Vicarious’s current or future product candidates, and Vicarious cannot provide any assurances that third-party patents do not exist that might be enforced against Vicarious’s current or future product candidates in the absence of such a license. Vicarious may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if Vicarious is able to obtain a license, it may be non-exclusive, thereby giving Vicarious’s competitors access to the same technologies licensed to Vicarious. If Vicarious could not obtain a license, Vicarious may be required to expend significant time and resources to develop or license replacement technology. If Vicarious is unable to do so, Vicarious may be unable to develop or commercialize the affected product candidates, which could materially harm Vicarious’s business and the third parties owning such intellectual property rights could seek either an injunction prohibiting Vicarious’s sales, or, with respect to Vicarious’s sales, an obligation on Vicarious’s part to pay royalties and/or other forms of compensation.

Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between Vicarious and Vicarious’s licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether and the extent to which Vicarious’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	Vicarious’s right to sublicense patent and other rights to third parties under collaborative development relationships;

●	Vicarious’s diligence obligations with respect to the use of the licensed technology in relation to Vicarious’s development and commercialization of Vicarious’s product candidates, and what activities satisfy those diligence obligations; and

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Vicarious’s licensors and Vicarious and Vicarious’s partners.

If disputes over licensed intellectual property prevent or impair Vicarious’s ability to maintain the licensing arrangements on acceptable terms, Vicarious may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on Vicarious’s results of operation.

In addition to agreements pursuant to which Vicarious in-licenses intellectual property, Vicarious has in the past and may in the future grant licenses under Vicarious’s intellectual property. Like in-licenses, out-licenses are complex, and disputes may arise between Vicarious and Vicarious’s licensees, such as the types of disputes described above. Moreover, Vicarious’s licensees may breach their obligations, or Vicarious may be exposed to liability due to Vicarious’s failure or alleged failure to satisfy Vicarious’s obligations. Any such occurrence could have an adverse effect on Vicarious’s business.

Vicarious and its partners may be sued for infringing the intellectual property rights of third parties. If that happens, such litigation would be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on Vicarious’s business.

Vicarious’s success also depends on its ability to develop, manufacture, market and sell the Vicarious System without infringing upon the proprietary rights of third parties. Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which Vicarious is developing the Vicarious System. As part of a business strategy to impede Vicarious’s successful commercialization and entry into new markets, competitors may claim that the Vicarious System infringes their intellectual property rights and may suggest that Vicarious enter into license agreements. Such competitors may bring litigation against Vicarious or its partners to enforce such claims.

Such claims may or may not be meritorious, but even if such claims are without merit Vicarious could incur substantial costs and the attention of Vicarious’s management and technical personnel could be diverted in defending Vicarious against or settling such claims. Any adverse ruling by a court or administrative body, or perception of an adverse ruling, may have a material adverse impact on Vicarious’s ability to conduct Vicarious’s business and Vicarious’s finances. Moreover, third parties making claims against Vicarious may be able to obtain injunctive relief against Vicarious, which could block Vicarious’s ability to offer the Vicarious System and could result in a substantial award of damages against Vicarious. In addition, since Vicarious sometimes agrees to indemnify customers, collaborators or licensees, Vicarious may have additional liability in connection with any infringement or alleged infringement of third-party intellectual property.

Because patent applications can take many years to issue, there may be pending applications, some of which are unknown to us, that may result in issued patents upon which the Vicarious System or proprietary technologies may infringe. Moreover, Vicarious may fail to identify issued patents of relevance or incorrectly conclude that an issued patent is invalid or not infringed by Vicarious’s technology or the Vicarious System. There is a substantial amount of litigation involving patent and other intellectual property rights in the medical device space in general and in the robotic surgery field in particular. As Vicarious faces increasing competition and as its business grows, Vicarious will likely face claims of infringement. If a third party claims that Vicarious or any of Vicarious’s licensors, customers or collaboration partners infringe upon a third party’s intellectual property rights, Vicarious may have to do any or all of the following:

●	seek licenses that may not be available on commercially reasonable terms, if at all;

●	cease commercializing any infringing product or redesign the Vicarious System or processes to avoid infringement;

●	pay substantial damages including, in an exceptional case, treble damages and attorneys’ fees, which Vicarious may have to pay if a court decides that the product or proprietary technology at issue infringes upon or violates the third-party’s rights;

●	pay substantial royalties or fees or grant cross-licenses to Vicarious’s technology; and

●	defend litigation or administrative proceedings that may be costly whether Vicarious wins or loses, and which could result in a substantial diversion of Vicarious’s financial and management resources.

Vicarious may be involved in lawsuits to protect or enforce Vicarious’s patents or the patents of Vicarious’s licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Vicarious’s patents or the patents that Vicarious licenses. In the event of infringement or unauthorized use, Vicarious may file one or more infringement lawsuits, which can be expensive and time-consuming. An adverse result in any such litigation proceedings could put one or more of Vicarious’s patents at risk of being invalidated, being found to be unenforceable or being interpreted narrowly and could put Vicarious’s patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Vicarious’s confidential information could be compromised by disclosure during this type of litigation.

Many of Vicarious’s competitors are larger than Vicarious and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than Vicarious could. In addition, the uncertainties associated with litigation could have a material adverse effect on Vicarious’s ability to raise any funds necessary to continue Vicarious’s operations, continue Vicarious’s internal research programs, in-license needed technology, or enter into development partnerships that would help Vicarious bring the Vicarious System to market.

In addition, patent litigation can be very costly and time-consuming. An adverse outcome in any such litigation or proceedings may expose Vicarious or any of Vicarious’s future development partners to loss of its proprietary position, expose Vicarious to significant liabilities, or require Vicarious to seek licenses that may not be available on commercially acceptable terms, if at all.

Vicarious’s issued patents could be found invalid or unenforceable if challenged in court, which could have a material adverse impact on Vicarious’s business.

If Vicarious or any of its partners were to initiate legal proceedings against a third party to enforce a patent covering the Vicarious System, the defendant in such litigation could counterclaim that Vicarious’s patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution either in the U.S. or abroad. Third parties may also raise similar claims before the USPTO or foreign patent offices even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Vicarious cannot be certain that there is no invalidating prior art of which Vicarious and the patent examiner were unaware or was otherwise not considered during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Vicarious would lose at least part, and perhaps all, of the challenged patent. Such a loss of patent protection may have a material adverse impact on Vicarious’s business.

Vicarious may be subject to claims that Vicarious’s employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to Vicarious, which could subject Vicarious to costly litigation.

As is common in the medical device industry, Vicarious engages the services of consultants and independent contractors to assist Vicarious in the development of the Vicarious System. Many of these consultants and independent contractors were previously employed at, or may have previously provided or may be currently providing consulting or other services to, universities or other technology, biotechnology or pharmaceutical companies, including Vicarious’s competitors or potential competitors. Vicarious may become subject to claims that Vicarious, a consultant or an independent contractor inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Vicarious may similarly be subject to claims stemming from similar actions of an employee, such as one who was previously employed by another company, including a competitor or potential competitor. Litigation may be necessary to defend against these claims. Even if Vicarious is successful in defending against these claims, litigation could result in substantial costs and be a distraction to Vicarious’s management team. If Vicarious were not successful, it could lose access or exclusive access to valuable intellectual property.

Vicarious may be subject to claims challenging the inventorship or ownership of Vicarious’s patents and other intellectual property.

Vicarious generally enters into confidentiality and intellectual property assignment agreements with Vicarious’s employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to Vicarious will be Vicarious’s exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to Vicarious. For example, even if Vicarious has a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to Vicarious, such academic advisor may not have the right to assign such inventions to Vicarious, as it may conflict with his or her obligations to assign all such intellectual property to his or her employing institution.

Vicarious may not be able to protect Vicarious’s intellectual property rights throughout the world, which could materially, negatively affect Vicarious’s business.

Filing, prosecuting and defending patents on current and future product candidates in all countries throughout the world would be prohibitively expensive, and many markets outside the United States will likely be smaller than the United States for commercializing the Vicarious systems. Vicarious may therefore choose to pursue a more limited set of patent filings outside the United States, such that Vicarious’s intellectual property rights in some countries outside the United States may be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, regardless of whether Vicarious is able to prevent third parties from practicing Vicarious’s inventions in the United States, Vicarious may not be able to prevent third parties from practicing Vicarious’s inventions in all countries outside the United States, or from selling or importing product candidates made using Vicarious’s inventions in and into the United States or other jurisdictions. Competitors may use Vicarious’s technologies in jurisdictions where Vicarious has not pursued and obtained patent protection to develop their own product candidates, and further, may export otherwise infringing product candidates to territories where Vicarious has patent protection, but enforcement is not as strong as it is in the United States. These product candidates may compete with Vicarious’s product candidates, and Vicarious’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if Vicarious pursues and obtains issued patents in particular jurisdictions, Vicarious’s patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from competing in such jurisdictions. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, Vicarious may choose not to seek patent protection in certain countries, and Vicarious will not have the benefit of patent protection in such countries.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Vicarious to stop the infringement of Vicarious’s patents or marketing of competing product candidates in violation of Vicarious’s proprietary rights generally. Proceedings to enforce Vicarious’s patent rights in foreign jurisdictions could result in substantial costs and divert Vicarious’s efforts and attention from other aspects of Vicarious’s business, could put Vicarious’s patents at risk of being invalidated or interpreted narrowly and Vicarious’s patent applications at risk of not issuing and could provoke third parties to assert claims against Vicarious. Vicarious may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Vicarious’s efforts to enforce Vicarious’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Vicarious develops or licenses and may adversely impact Vicarious’s business.

In addition, Vicarious also faces the risk that the Vicarious System will be imported or reimported into markets with relatively higher prices from markets with relatively lower prices, which would result in a decrease of sales and any payments Vicarious receives from the affected market. Recent developments in U.S. patent law have made it more difficult to stop these and related practices based on theories of patent infringement.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing Vicarious’s ability to protect the Vicarious System.

The America Invents Act (the “AIA”) was signed into law on September 16, 2011, and many of the substantive changes under the AIA became effective on March 16, 2013. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before Vicarious could therefore be awarded a patent covering an invention of Vicarious even if Vicarious had made the invention before it was made by the third party. This requires Vicarious to be cognizant of the time from invention to filing of a patent application, but circumstances could prevent Vicarious from promptly filing patent applications on Vicarious’s inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patent holder may file a patent infringement suit and providing additional opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of Vicarious’s owned and in-licensed U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Vicarious’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of Vicarious’s patent applications and the enforcement or defense of Vicarious’s issued patents.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc., Association for Molecular Pathology v. Myriad Genetics, Inc., Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Vicarious’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress and decisions by the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken Vicarious’s ability to obtain new patents or to enforce Vicarious’s existing patents and patents that Vicarious might obtain in the future.

Obtaining and maintaining Vicarious’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Vicarious’s patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. In some cases, Vicarious’s licensors may be responsible for, for example, these payments, thereby decreasing Vicarious’s control over compliance with these requirements.

If Vicarious’s trademarks and trade names are not adequately protected, then Vicarious may not be able to build name recognition in Vicarious’s markets of interest and Vicarious’s business may be adversely affected.

Vicarious’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Vicarious may not be able to protect Vicarious’s rights to these trademarks and trade names, which Vicarious needs to build name recognition by potential partners or customers in Vicarious’s markets of interest. At times, competitors may adopt trade names or trademarks similar to Vicarious’s, thereby impeding Vicarious’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks. Over the long term, if Vicarious is unable to establish name recognition based on Vicarious’s trademarks and trade names, then Vicarious may not be able to compete effectively and Vicarious’s business may be adversely affected.

Numerous factors may limit any potential competitive advantage provided by Vicarious’s intellectual property rights.

The degree of future protection afforded by Vicarious’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Vicarious’s business, provide a barrier to entry against Vicarious’s competitors or potential competitors, or permit Vicarious to maintain Vicarious’s competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of Vicarious’s technology, Vicarious may not be able to fully exercise or extract value from Vicarious’s intellectual property rights. The following examples are illustrative:

●	others may be able to develop and/or practice technology that is similar to Vicarious’s technology or aspects of Vicarious’s technology but that is not covered by the claims of any patents that have issued, or may issue, from Vicarious’s owned or in-licensed patent applications;

●	Vicarious might not have been the first to make the inventions covered by a pending patent application that Vicarious owns or licenses;

●	Vicarious might not have been the first to file patent applications covering an invention;

●	others may independently develop similar or alternative technologies without infringing Vicarious’s intellectual property rights;

●	pending patent applications that Vicarious owns or licenses may not lead to issued patents;

●	patents, if issued, that Vicarious owns or licenses may not provide Vicarious with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by Vicarious’s competitors;

●	third parties may compete with Vicarious in jurisdictions where Vicarious does not pursue and obtain patent protection;

●	Vicarious may not be able to obtain and/or maintain necessary or useful licenses on reasonable terms or at all;

●	third parties may be able to also license the intellectual property that Vicarious has licensed nonexclusively;

●	third parties may assert an ownership interest in Vicarious’s intellectual property and, if successful, such disputes may preclude Vicarious from exercising exclusive rights over that intellectual property;

●	Vicarious may not be able to maintain the confidentiality of Vicarious’s trade secrets or other proprietary information;

●	Vicarious may not develop or in-license additional proprietary technologies that are patentable; and

●	one or more third parties may pursue continuation patent applications with claims directed to the Vicarious product offerings, and if issued such patents may have an adverse effect on Vicarious’s business.

Should any of these events occur, they could significantly harm Vicarious’s business and results of operations.

Litigation Risks

In addition to IP litigation risks (referenced above), Vicarious faces the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

Vicarious’s business exposes it to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties to its systems) or malfunction of, or design flaws in, the Vicarious Systems. This liability may vary based on the FDA classification associated with Vicarious’s devices and with the state law governing product liability standards applied to specification developers and/or manufacturers in a given negligence or strict liability lawsuit. Vicarious may be subject to product liability claims if the Vicarious System causes, or merely appears to have caused, an injury. Claims may be made by patients, healthcare providers or others selling the Vicarious System. The risk of product liability claims may also increase if the Vicarious System are subject to a product recall or seizure. Product liability claims may be brought by individuals or by groups seeking to represent a class.

Although Vicarious has insurance at levels that it believes to be appropriate, this insurance is subject to deductibles and coverage limitations. Vicarious’s current product liability insurance may not continue to be available to Vicarious on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect Vicarious against any future product liability claims. Further, if additional medical device product candidates are approved or cleared for marketing, or if Vicarious launches additional 510(k)-exempt device product candidates or product candidates that are not FDA-regulated medical devices, Vicarious may seek additional insurance coverage. If Vicarious is unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, Vicarious will be exposed to significant liabilities, which may harm its business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to Vicarious’s business.

Vicarious may be subject to claims against it even if the apparent injury is due to the actions of others or misuse of the device or a partner device. Healthcare providers may use the Vicarious System in a manner inconsistent with the labeling and that differs from the manner in which it was used in clinical studies and approved by the FDA. Off-label use of product candidates by healthcare providers is common, and any such off-label use of the Vicarious System could subject Vicarious to additional liability, or require design changes to limit this potential off-label use once discovered. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or result in reduced acceptance of, the Vicarious System in the market.

Additionally, Vicarious has entered into various agreements where it indemnifies third parties for certain claims relating to the Vicarious System. These indemnification obligations may require Vicarious to pay significant sums of money for claims that are covered by these indemnification obligations. Vicarious is not currently subject to any product liability claims; however, any future product liability claims against it, regardless of their merit, may result in negative publicity about Vicarious that could ultimately harm its reputation and could have a material adverse effect on its business, financial condition, results of operations.

Risk Factors Relating to D8 Holdings and the Business Combination

Though the D8 Holdings management team has experience in technology sectors generally, the business combination opportunity with Vicarious is in surgical robotics, a highly technical industry and sector that is outside of D8 Holdings’ management’s core areas of expertise.

D8 Holdings’ management team is led by David Chu, its Chief Executive Officer, and Donald Tang, its President, who have significant experience building, operating, and investing in consumer businesses globally.  Mr. Chu is a highly regarded entrepreneur, business builder, designer, and creative executive in the global consumer sector, with extensive experience in brand development and repositioning. Mr. Tang has extensive experience as a private equity investor. While both Mr. Chu and Mr. Tang have significant management experience with companies in the consumer sector and with technology companies, the proposed business combination opportunity with Vicarious, a surgical robotics company, is in a highly technical industry and sector that is outside of their core area of expertise.

Though D8 Holdings stated in its initial public offering that it would consider a business combination outside of its management’s areas of expertise if a business combination candidate is presented to D8 Holdings and D8 Holdings determines that such candidate offers an attractive business combination opportunity, the proposed business combination with Vicarious is in surgical robotics, a highly technical industry that is outside of D8 Holdings’ management’s core areas of expertise, which may not be directly applicable to D8 Holdings’ evaluation of Vicarious’s business or operations. As a result, D8 Holdings’ management may not be able to ascertain or assess adequately all of the relevant risk factors relevant to D8 Holdings’ proposed business combination with Vicarious. Accordingly, any shareholders who choose to remain shareholders following the initial business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.